Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Univar Solutions Inc. 2020 Omnibus Incentive Plan of our reports dated February 25, 2020, with respect to the consolidated financial statements of Univar Solutions Inc. and schedule and the effectiveness of internal control over financial reporting of Univar Solutions Inc. included in its Annual Report (Form 10-K and Form 10-K/A) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Chicago, Illinois
May 7, 2020